Consent of Independent Registered Public Accounting Firm
The Board of Directors
Taubman Centers, Inc.:
We consent to the use of our reports as follows, which are all incorporated herein by reference:
• Report dated February 25, 2011, with respect to the consolidated balance sheet of Taubman Centers, Inc. (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules. Our report contains an explanatory paragraph that the Company has changed their method of accounting for noncontrolling interests due to the adoption of a new accounting pronouncement for noncontrolling interests, as of January 1, 2009.
• Report dated February 25, 2011, with respect to the effectiveness of internal control over financial reporting as of December 31, 2010.
In addition, we consent to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Chicago, Illinois
June 13, 2011